AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 2002

                                                      REGISTRATION NO. 333-68090
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                          VISHAY INTERTECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             DELAWARE                                           381686453
  (STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)


                                   AVI D. EDEN
                               63 LINCOLN HIGHWAY
                        MALVERN, PENNSYLVANIA 19355-2120
                                 (610) 644-1300
    (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                     ---------------------------------------
                                    COPY TO:
                            SCOTT S. ROSENBLUM, ESQ.
                             ABBE L. DIENSTAG, ESQ.
                       KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

   Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[_]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS SUPPLEMENT NO. 3

               $550,000,000 Aggregate Principal Amount at Maturity Liquid Yield Option (TM) Notes Due 2021 (Zero Coupon--Subordinated) and Shares of Common Stock Issuable Upon Conversion and/or Purchase of the LYONs

               This prospectus supplement supplements the prospectus dated November 21, 2001 of Vishay Intertechnology, Inc. as supplemented by prospectus supplements dated December 10, 2001 and January 4, 2002. The prospectus relates to the sale by certain of our securityholders of up to $550,000,000 aggregate principal amount at maturity of the Liquid Yield Option Notes ("LYONs") of Vishay and the shares of common stock issuable upon conversion and/or our re-purchase of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

INVESTING IN THE LYONS INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 4, 2002.

--------
(TM) Trademark of Merrill Lynch & Co., Inc.


         The table in the "Selling Securityholders" section on pages 38 and 39 of the prospectus is hereby supplemented by the addition of the following information regarding the selling securityholders listed below.


                         Aggregate Principal
                         Amount at Maturity                           Number of Common    Percentage of Shares
                         of LYONs that May Be   Percentage of LYONs   Shares that May Be    of common stock
Name                            Sold               Outstanding             Sold (1)          Outstanding (2)
----                     --------------------   -------------------   ------------------  --------------------

American Century
Equity Income (3)            $  6,665,000             1.2%                 117,761                 *%
Commerzbank A.G.             $ 18,000,000             3.2%                 318,034                 *%
Credit Suisse First
  Boston  Corp.              $  5,150,000               *%                  90,993                 *%
JP Morgan Securities Inc.    $  1,000,000               *%                  17,669                 *%
Morgan Stanley               $ 10,000,000             1.8%                 176,686                 *%
SunAmerica Style Select
Series Equity Income
  Fund (3)                   $    265,000               *%                   4,682                 *%


*Less than one percent (1%).

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     17.6686 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs --Conversion Rights --Conversion Rate and Delivery of Shares of Common Stock" in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future. Does not include shares of common stock that may be issued by us upon our purchase of LYONs at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i)of the Exchange Act, using 144,106,686 shares of common stock outstanding as of February 25, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include shares of common stock that may be issued by us upon our purchase of LYONs at the option of the holder.

(3) The LYONs shown on the table above as registered in the name of this holder are in addition to the LYONs included on behalf of such selling securityholder in the prospectus.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on the 4th day of March, 2002.

                                 VISHAY INTERTECHNOLOGY, INC.

                                 By: /s/ Avi D. Eden
                                    -----------------------------------------
                                    Avi D. Eden
                                    Director, Vice Chairman of the Board,
                                    Executive Vice President and General Counsel


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the registration statement has been signed by the following persons on March 4, 2002 in the capacities indicated below.

Signature                           Title
--------                            -----

                                    Director, Chairman of the Board, and
/s/   *                             Chief Executive Officer (Principal Executive
-------------------------------     Officer)
Felix Zandman


/s/ Avi D. Eden                     Director, Vice Chairman of the Board,
--------------------------------    Executive Vice President and General Counsel
Avi D. Eden


/s/   *                             Director
--------------------------------
Eli Hurvitz


/s/   *                             Director, President and Chief Operating
--------------------------------    Officer
Gerald Paul



/s/  *                              Director, Executive Vice President,
--------------------------------    Treasurer and Chief Financial Officer
Richard N. Grubb                    (Principal Financial and Accounting Officer)



/s/  *                              Director, Senior Vice President
--------------------------------
Robert A. Freece


/s/  *                              Director
--------------------------------
Dr. Edward B. Shils

/s/ *                               Director
--------------------------------
Ziv Shoshani


/s/ *                               Director
--------------------------------
Mark I. Solomon


/s/ *                               Director
--------------------------------
Jean-Claude Tine


/s/ *                               Director
---------------------------------
Marc Zandman


/s/ *                               Director
---------------------------------
Ruta Zandman


*By  /s/ Avi D. Eden
---------------------------------
     Avi D. Eden
     Attorney-In-Fact